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                                                                  EXHIBIT 10.13

                         TRANSITION SERVICES AGREEMENT

   This Transition Services Agreement (this "Agreement"), effective as of the 1st day of November, 2002 ("Effective Date"), is entered into by and between DSP Group, Ltd. ("DSPGL"), an Israeli corporation having its principal place of business in Herzeliya, Israel and Corage, Ltd. ("Corage"), an Israeli corporation having its principal place of business in Herzeliya, Israel. (DSPGL and Corage sometimes are collectively referred to in this agreement as the "Parties" and each individually as a "Party".)

                                   RECITALS

   A. DSP Group, Inc. ("DSPGI"), is engaged in the Products Business and the Licensing Business.

   B. Pursuant to the terms of a Separation Agreement of even date with this Agreement by and among DSPGI, DSPGL, Ceva, Inc., Corage and DSP Ceva Inc. (the "Separation Agreement"), effective as of the Effective Date, DSPGL and DSPGI are transferring the Licensing Business and related assets to Corage, Ceva, Inc. and DSP Ceva Inc.

   C. In order to enable Corage to operate the Licensing Business in an effective manner, the Parties wish to provide for the provision by DSPGL to Corage of certain testing, design, purchasing, administrative, sales and marketing, and other services for the period and on the terms and conditions set forth herein.

                                  AGREEMENTS

   Now, therefore, in consideration of the mutual covenants and conditions contained herein, the Parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

   Capitalized terms used but not otherwise defined in this Agreement have the meanings given in the Separation Agreement. In addition to the capitalized terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

   Section 1.1 Administrative Services. "Administrative Services" shall mean administrative services of the types and scope normally performed by the Dedicated Administrative Employee.

   Section 1.2 Aggregate Shared Fleet Expense. "Aggregate Shared Fleet Expense" shall mean, for any period, (i) the compensation, benefits and other direct expense with respect to the Fleet Manager, and (ii) that portion of all other general and administrative and facilities expenses allocated by DSPGL to the Fleet Manager in accordance with DSPGL's ordinary accounting principles consistently applied.

   Section 1.3 Aggregate Shared MIS Expense. "Aggregate Shared MIS Expense" shall mean, for any period, the aggregate amount of direct and indirect cost and expense incurred by DSPGL in that period for MIS Services provided for its own operations and for those of Corage, determined in accordance with DSPGL's ordinary accounting principles, consistently applied, including but not limited to wages and salaries of personnel, depreciation of property, plant and equipment, costs of supplies and equipment, and general and administrative expenses and facilities costs, but excluding any direct cost or expense incurred solely for the benefit of any one party and chargeable directly to that party (such as costs of investment of new equipment or facilities dedicated to the use of that party).

   Section 1.4 Confidential Information. "Confidential Information" shall mean any and all information related to research, products, services, hardware or software, inventions, processes, designs, drawings,

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engineering, business plans, marketing, or finances, which is supplied by one
Party (the "Disclosing Party") to the other Party (the "Receiving Party") and which is designated in writing as proprietary or confidential (or with a similar designation) or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and set forth in a writing so designated within thirty days of the initial disclosure. Confidential Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party,
(ii) was available to the Receiving Party in prior written documents on a non-confidential basis prior to its disclosure by the Disclosing Party, provided that, to the knowledge of the Receiving Party, the provision of such information did not constitute a breach of any obligation of confidentiality by the person disclosing the information to the Receiving Party, (iii) becomes available to the Receiving Party on a non-confidential basis from a person who is not, to the Receiving Party, otherwise bound by a confidentiality agreement with the Disclosing Party or is not otherwise prohibited from transmitting the information to the Receiving Party, or (iv) was independently developed by the Receiving Party without reference to or reliance upon any Confidential Information furnished by the Receiving Party or any of its Representatives by or on behalf of the Disclosing Party.

   Section 1.5 Dedicated Administrative Employee. "Dedicated Administrative Employee" shall mean the assistant to Mr. Eli Ayalon.

   Section 1.6 Dedicated Administrative Employee Expense. "Dedicated Administrative Employee Expense" shall mean (i) the compensation, benefits and other direct expense with respect to the Dedicated Administrative Employee, and
(ii) that portion of all other general and administrative and facilities expenses allocated by DSPGL to the Dedicated Administrative Employee in accordance with DSPGL's ordinary accounting principles consistently applied.

   Section 1.7 Fleet Manager. "Fleet Manager" shall mean DSPGL's fleet manager.

   Section 1.8 Fleet Manager Services. "Fleet Manager Services" shall mean the services of the types and scope provided by the Fleet Manager.

   Section 1.9 Effective Date. "Effective Date" shall have the meaning set forth in the Preamble.

   Section 1.10 Governmental Authority. "Governmental Authority" shall mean any foreign or domestic national, provincial, territorial, or local: governmental authority; quasi-governmental authority; court; governmental organization; governmental commission; governmental board, bureau, or instrumentality; regulatory, administrative or other agency; or any political or other subdivision, department, or branch of any of the foregoing; or any other entity acting under color of law.

   Section 1.11 MIS Services. "MIS Services" shall mean management and information services of the types and scope provided by DSPGL for its own operations in the ordinary course of business, including but not limited to network, hardware and software maintenance and support services.

   Section 1.12 Parties or Party. "Parties" or "Party" shall have the meaning set forth in the Preamble.

   Section 1.13 Person. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation,a limited liability company, a trust, an unincorporated organization, and any Governmental Authority.

   Section 1.14 R&D Services. "R&D Services" shall mean, collectively, Testing Services, CAD Services, Circuit Design Services, Project Control Services and Purchasing Services, all as defined on Exhibit A to this Agreement, and such other services as DSPGL and Corage from time to time agree to include in R&D Services.

   Section 1.15 Representatives. "Representatives" shall mean, with respect to a Person, any and all directors, officers, employees, representatives, or agents of such Person.

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   Section 1.16  Services.  "Services" shall mean, collectively, R&D Services,
Administrative Services, MIS Services and Fleet Manager Services.

                                  ARTICLE II
                                   SERVICES

   Section 2.1  Provision of Services Generally.

      (a) Subject to the terms and conditions of this Agreement, during the term of this Agreement DSPGL shall provide to Corage such of the R&D Services, Administrative Services, MIS Services and Fleet Manager Services as Corage requires and requests, in accordance with this Article II.

      (b) Each Party shall cause its employees to reasonably cooperate with employees of the other Party to the extent required for effective delivery of the Services. In addition, each Party shall designate an individual to be responsible for day-to-day implementation of this Agreement on its part, including attempted resolution of any disputes regarding the provision of the Services.

   Section 2.2  R&D, Testing and Purchasing Services.

      (a)  At least    days prior to the commencement of each full or partial
   calendar quarter during which DSPGL provides R&D Services to Corage pursuant to this Agreement, Corage shall prepare and deliver to DSPGL its good faith estimate of the types and quantities of R&D Services that Corage will require during the next succeeding calendar quarter, and including, to the extent reasonably practicable, the scope of the R&D Services and any required standards, milestones and deadlines. Each quarterly estimate is referred to in this Agreement as a "Quarterly R&D Forecast." DSPGL acknowledges that it has received from Corage the first Quarterly R&D Forecast. Upon Corage's submission of each Quarterly R&D Forecast, DSPGL and Corage shall cause their respective technical personnel to coordinate with respect to the performance of the R&D Services ordered thereby.

      (b) Each Quarterly R&D Forecast shall constitute a binding purchase order for the R&D Services specified therein for the calendar quarter (or portions thereof) covered by such Quarterly R&D Forecast.

      (c) During any period during the term of this Agreement, DSPGL shall be obligated to provide the engineering personnel and facilities necessary to meet the requirements set forth in the Quarterly R&D Forecast (the "Commitment Level"), and shall be obligated to provide ordered R&D Services in excess of the Commitment Level only if and to the extent mutually agreed upon by the Parties in writing. Subject to the foregoing, DSPGL shall perform R&D Services of the quantity, scope and types, and within the time frames, ordered by Corage in accordance with Section 2.2(b).

      (d) If and when Corage desires DSPGL to provide R&D Services not specified in a Quarterly R&D Forecast, it shall submit to DSPGL a purchase order for such R&D Services in reasonable detail, including the scope of the R&D Services and all required standards, specifications, milestones and deadlines (each an "R&D Purchase Order"). DSPGL shall accept or reject the purchase order within fourteen days following receipt thereof. If any R&D Purchase Order is accepted, DSPGL and Corage shall cause their respective technical personnel to coordinate with respect to the performance of the R&D Services ordered thereby.

      (e) DSPGL shall perform all R&D Services in accordance with the applicable Quarterly R&D Forecasts and accepted R&D Purchase Orders, in a good and workmanlike manner, and in compliance with the highest industry standards. However, DSPGL shall have no obligation to perform R&D Services for which it does not possess the necessary expertise, or which require DSPGL to hire personnel it would not otherwise hire.

      (f) Corage shall compensate DSPGL for R&D Services rendered by DSPGL pursuant to this Agreement in accordance with the schedule of rates and charges attached as Exhibit B to this Agreement.

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   Hourly rates for R&D Services shall not be subject to increase during the consecutive twelve calendar months following the Effective Date, but thereafter may be increased by DSPGL from time to time, upon at least ninety days' advance written notice to Corage, to levels that do not exceed then-prevailing market rates for similar services provided by similarly qualified companies in Israel.

Section 2.3  Administrative Services, MIS Services and Fleet Manager Services.

      (a) DSPGL shall provide Administrative Services, MIS Services and Fleet Manager Services to Corage to the same standards, and in accordance with the same procedures, as apply when it is providing the same services for its own operation. DSPGL shall not be obligated to provide Corage Administrative Services, MIS Services or Fleet Manager Services of scope greater than the equivalent services it provides for its own operations as of the Effective Date. At any time upon at least thirty days' advance written notice to DSPGL, Corage may terminate or limit the Administrative Services, MIS Services or Fleet Manager Services to be provided by DSPGL.

      (b) For the Administrative Services provided by DSPGL to Corage during any period, Corage shall pay to DSPGL an amount equal to fifty percent of the Dedicated Administrative Employee Expense during such period.

      (c) For the MIS Services provided by DSPGL to Corage during any period, Corage shall pay to DSPGL an amount equal to (i) its pro rata share of Aggregate Shared MIS Expense during such period, plus five percent of such pro rata share, plus (ii) DSPGL's actual direct cost and expense of providing any MIS Services requested by Corage solely for its own benefit, plus five percent of such actual direct cost. For purposes of this Section, Corage's pro rata share for any period shall be equal to a fraction (i) the numerator of which is the aggregate number of full time (or full time equivalent) employees of Corage, as of the last day of that period, with respect to which MIS Services are provided generally, and (ii) the denominator of which is the aggregate number of full time (or full time equivalent) employees in clause (i) plus the aggregate number of full time (or full time equivalent) employees of DSPGL, as of the last day of that period, with respect to which MIS Services are provided generally.

      (d) For the Fleet Manager Services provided by DSPGL to Corage during any period, Corage shall pay to DSPGL an amount equal to its pro rata share of Aggregate Shared Fleet Expense during such period, plus five percent of such pro rata share. For the purposes of this Section, Corage's pro rata share for any period shall be equal to a fraction (i) the numerator of which is the aggregate number of full time (or full time equivalent) employees of Corage, as of the last day of that period, and (ii) the denominator of which is the aggregate number of full time (or full time equivalent) employees in clause (i) plus the aggregate number of full time (or full time equivalent) employees of DSPGL, as of the last day of that period.

      (e) Upon the request of Corage, DSPGL shall provide Corage with migration assistance and data as reasonably requested from time to time by Corage in order to enable Corage to provide its own MIS services. Such migration assistance services shall not be considered MIS Services for purposes of this Agreement and shall be agreed to between DSPGL and Corage in advance of the provision of any such services. Corage shall compensate DSPGL for such migration assistance services rendered by DSPGL at the then-prevailing market rates for similar services provided by similarly qualified companies in Israel.

   Section 2.4 No Effect on Intellectual Property Rights. Notwithstanding Sections 2.1, 2.2 or 2.3, the provision by DSPGL of the Services shall not affect the Parties' respective intellectual property rights.

                                  ARTICLE III
                               TELEPHONE SYSTEM

   The Parties acknowledge that DSPGL's telephone system services both DSPGL's facilities and those occupied by Corage under certain leases assigned by DSPGL to Corage pursuant to the Separation Agreement. During the term of this Agreement, Corage shall be entitled to utilize such telephone system without charge.

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                                  ARTICLE IV
                                    PAYMENT

   Section 4.1 Invoicing for R&D Services. DSPGL shall invoice Corage for R&D Services on monthly basis, or on such other periodic basis as DSPGL and Corage shall have agreed upon in the case of any given R&D Services.

   Section 4.2 Invoicing for Administrative Services, MIS Services and Fleet Manager Services. DSPGL shall invoice Corage on a monthly basis for all amounts payable to DSPGI under this Agreement for MIS Services, Administrative Services and Fleet Manager Services, in each case with adequate supporting documentation.

   Section 4.3 Payment Terms. All invoiced amounts shall be payable within thirty days following the date of invoice, except amount disputed in good faith by written notice delivered to DSPGL within thirty days following the date of invoice. All amounts not paid when due shall bear interest until paid at the rate of nine percent per annum.

   Section 4.4 Audit Rights. Corage shall have the right, from time to time, to examine the books and records of DSPGL relating to the computation of amounts payable by Corage pursuant to this Agreement, during regular business hours and upon reasonable advance notice to DSPGL. Corage shall bear the expense of all such examinations, except that DSPGL shall reimburse Corage for the costs and expenses of any examination that discloses that Corage has been overcharged by more than ten percent in any three month period.

                                   ARTICLE V
                             TERM AND TERMINATION

   Section 5.1 Term; Termination. This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2003 unless earlier terminated in accordance with the terms of this Agreement.

   Section 5.2 Termination Events. This Agreement may be terminated as follows:

      (a) Either Party (the "Non-Breaching Party") may terminate this Agreement upon written notice to the other Party (the "Breaching Party") if the Breaching Party has materially breached this Agreement and has failed to cure such breach within 30 days of the receipt of notice from the Non-Breaching Party of such breach, or, if such breach is not capable of being cured within 30 days, reasonable good faith efforts have not been performed by the Breaching Party to remedy such breach (failure to give such notice shall not constitute a waiver of such default or of any rights or interests arising hereunder); or

      (b) Either Party may terminate this Agreement upon written notice to the other Party, if: (i) a substantial portion of any Party's assets or the conduct of the business of any Party shall be substantially encumbered by extraordinary governmental action or by operation of law, including but not limited to any of the following: the action by any Governmental Authority, quasi-governmental authority, or other entity acting under color of law to
   (A) condemn, nationalize, seize, expropriate, or assume custody or control of all or a substantial portion of its property or assets or business operations or of its share capital; (B) cause the dissolution or disestablishment of any Party; (C) prevent any Party or its officers from carrying on its business or operations or a substantial part thereof, including but not limited to the imposition of import or export restrictions which materially impair the ability of any Party to conduct the scope of business contemplated hereby; or (D) change the composition of any Party's board of directors in a manner other than by voluntary action of its board; or (ii) any other Party initiates or is the subject of a winding-up proceeding, a bankruptcy proceeding, or a proceeding for the appointment of a judicial manager, suffers the appointment of a receiver of all or a substantial part of its assets or businesses, or makes an assignment for the benefit of its creditors.

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      (c)  Corage may at its option terminate this Agreement at any time, for any or no reason, effective upon at least thirty days' advance written notice to DSPGL.

   Section 5.3 Effect of Termination. Termination of this Agreement shall not limit or impair the rights or obligations of the Parties accruing under this Agreement during or with respect to periods prior to the effective date of termination.

   Section 5.4 Survival. The provisions of Articles IV, V, VI, VII and IX and Sections 10.2, 10.3, 10.6 and 10.7 of this Agreement shall survive the termination of this Agreement.

                                  ARTICLE VI
                               MAIL AND NOTICES

   The Parties acknowledge that each of them may receive mail, packages and other communications properly belonging to the other. The receiving Party shall promptly contact the other Party for delivery instructions and promptly shall forward such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party in accordance with its delivery instructions. Neither Party shall have any liability to other for opening any mail, packages or other communications that are not clearly addressed to the other. The foregoing provisions of this Article VI shall constitute full authorization to the postal authorities, all telegraph and express companies and all other persons to make deliveries to DSPGL or Corage, as the case may be, addressed to any of them or to either of their officers and/or directors specifically in their capacities as such. The provisions of this Article VI are not intended to and shall not be deemed to constitute an authorization by DSPGL or Corage to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other for service of process purposes.

                                  ARTICLE VII
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

   Section 7.1 Indemnification. Each Party shall indemnify the other Party and its Representatives for losses and damages arising out of any breach of its obligations under this Agreement in accordance with Article V of the Separation Agreement.

   Section 7.2 Limitation of Liability. The liability of DSPGI for any loss or damage, whether direct or indirect, arising in connection with this Agreement shall not exceed the total amount paid by Corage under this Agreement, except to the extent resulting from conduct of DSPGL that is either fraudulent or done with the intent to violate this Agreement or knowledge that it does so. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY.

                                 ARTICLE VIII
                                 FORCE MAJEURE

   DSPGL shall be excused for failure to provide the Services to the extent that such failure is directly or indirectly caused by an occurrence commonly known as "force majeure," including, without limitation, delays arising out of acts of God, acts or orders of a government agency or instrumentality thereof, acts of public enemy, riots, embargoes, strikes or other concerted acts of workmen, casualties or accidents, deliveries of materials, transportation or shortage of cars, trucks, fuel, power, labor or materials, or any other causes, circumstances or contingencies within or without the United States of America, which are beyond the reasonable control of DSPGL. Notwithstanding any events operating to excuse the performance by DSPGL, this Agreement shall continue in full force for the remainder of its term and any extensions thereof.

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                                  ARTICLE IX
                                CONFIDENTIALITY

   Section 9.1 Disclosure Limitation. Each Party shall maintain in confidence all Confidential Information (oral or written), shall use such Confidential Information only as expressly contemplated by this Agreement, and shall not disclose any such Confidential Information to a third party except as expressly permitted hereunder or make any unauthorized use thereof. Each Party shall treat such Confidential Information with the same degree of care against disclosure or unauthorized use which it affords to its own information of a similar nature, or a reasonable degree of care, whichever is greater.

   Section 9.2 Required Actions. In furtherance, and not in limitation, of the foregoing, each Party agrees to do the following with respect to all such Confidential Information of the other Party: (i) instruct and require all of its Representatives to maintain the confidentiality of such Confidential Information and not to use such Confidential Information except as expressly permitted herein; and (ii) restrict disclosure of such Confidential Information to those of its Representatives who have a "need to know" consistent with the purposes for which such Confidential Information was disclosed. Each Party further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials.

   Section 9.3 Permitted Disclosures. Notwithstanding Section 9.1, each Party may disclose the other Party's Confidential Information in the following circumstances:

      (a) As reasonably necessary and appropriate to provide the Services or receive the benefit of the Services.

      (b) In the event that a Party is requested or required (by the disclosure requirements of any rule, regulation, or form of any Governmental Authority or by oral questions, interrogatories, requests for information or documents by any Governmental Authority or other person in legal proceedings, subpoenas, civil investigative demands, or other similar processes) to disclose any of the Confidential Information received from a Disclosing Party, the Receiving Party so requested or required shall provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may object to production, seek a protective order or other appropriate remedy, and/or waive compliance with the provisions of this Agreement. The Receiving Party shall exercise its best efforts (at the sole expense of the Disclosing Party) to preserve the confidentiality of such Confidential Information, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Disclosing Party, such Receiving Party is nonetheless legally compelled to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, such Receiving Party may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed.

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                                   ARTICLE X
                                 MISCELLANEOUS

   Section 10.1 Notice. All notices provided pursuant to this Agreement shall be delivered by personal delivery, overnight courier, or facsimile, and shall be deemed effective on the date on which delivery to the intended recipient of the notice was accomplished. Such notices shall be delivered to the following addresses:

   If to DSPGL:

          CEO
          DSP Group, Ltd.
          5 Shenkar Street
          Herzlia, Israel
          Fax:

          If to Corage:

          CEO
          Corage, Ltd.
          5 Shenkar Street
          Herzlia, Israel
          Fax:

Each Party may change the address to which notices, requests and other communications are to be sent by giving written notice of such change to the other Parties.

   Section 10.2 Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Any dispute by any party arising out of or relating to this Agreement shall be governed by Article VIII of the Separation Agreement.

   Section 10.3 Independent Contractors. Corage agrees that DSPGL is an independent contractor in the performance of the Services. DSPGL does not possess the power or authority to bind Corage, or to assume or create any obligation or responsibility, express or implied, on behalf of Corage. DSPGL shall not represent to anyone that it possesses such power or authority.

   Section 10.4 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

   Section 10.5 Entire Agreement. This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements between the Parties relating to the subject matter hereof.

   Section 10.6 Amendments and Waivers. This Agreement may be amended only by mutual written consent of the Parties hereto. The failure of any Party to require performance of any provision of this Agreement shall not be construed as a waiver of its rights to insist on performance of that same provision, or any other provision, at some other time. No right or breach may be waived except in writing signed by the Parties. The waiver by any Party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement.

   Section 10.7 Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

   Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

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   Section 10.9  Further Assurances.  Subject to the terms and conditions hereof, each Party agrees to use its best efforts to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitation, the performance of such further acts or the execution and delivery of any additional instruments or documents as any Party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

   Section 10.10 Successors; No Assignment. Each Party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, any right or obligation under this Agreement. Any purported assignment, sale, transfer, delegation or other disposition in violation of this Section 10.10 shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

   IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                          DSP GROUP, LTD.

                                          By: /s/ Moshe Zelnik
                                             -----------------------------------
                                             Name: Moshe Zelnik
                                                  ------------------------------
                                             Title: V.P. Finance & CFO
                                                   -----------------------------

                                          CORAGE, LTD.

                                          By: /s/ Moshe Zelnik
                                             -----------------------------------
                                             Name: Moshe Zelnik
                                                  ------------------------------
                                             Title: V.P. Finance & CFO
                                                   -----------------------------

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